AMERICAFIRST QUANTITATIVE FUNDS

Amended and Restated Management Agreement

APPENDIX A

Date: January 17, 2017

FUND	ANNUAL MANAGEMENT FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
AmericaFirst Defensive Growth Fund	1.50%
AmericaFirst Income Fund	1.25%
AmericaFirst Tactical Alpha Fund	1.25%
AmericaFirst Quantitative Strategies Fund	1.00%
AmericaFirst Seasonal Rotation Fund	1.25%
AmericaFirst Large Cap Share Buyback Fund	1.25%

AMERICAFIRST QUANTITATIVE FUNDS

By:

/s/Rick Gonsalves

Name: Rick Gonsalves

Title: Trustee

AMERICAFIRST CAPITAL MANAGEMENT, LLC

By:

/s/Rick Gonsalves

Name: Rick Gonsalves

Title: President